CONTACTS

Douglas J. Pauls	C. Edward Jordan, Jr.
Chief Financial Officer	Executive Vice President

(856) 751-9000

COMMERCE BANCORP CORE DEPOSITS UP 17%,
RECEIVES BRANCH APPROVAL FROM OCC

July 24, 2007 – Cherry Hill, New Jersey – Commerce Bancorp, Inc. (NYSE Symbol: CBH) reported increased assets, deposits and loans for the second quarter of 2007.

SECOND QUARTER FINANCIAL HIGHLIGHTS
June 30, 2007

			% Change

Total Assets:	$48.2	Billion	11%
Core Deposits:	$43.0	Billion	17%
Total (Net) Loans:	$16.2	Billion	15%
Total Revenues:	$519.4	Million	12%
Net Income:	$76.9	Million	(3)%
Net Income Per Share:	$.39		(5)%

Company Statement

Financial highlights for the second quarter were:

•	Deposit growth continues to drive the Company’s overall growth.

•	Core deposits increased $6.2 billion, up 17%, for the prior 12 months, while total deposits increased $6.3 billion, or 17%, for the prior 12 months.

•	Annualized core deposit growth per store was $15 million.

•	Comparable store core deposit growth was 15%

•	Commercial core deposits grew 18% to $17.3 billion.

•	New York City core deposits increased to $7.2 billion, up 29%.

•	Net loans grew $2.1 billion, or 15%, to $16.2 billion.

•	Revenue grew 12% despite the continuing difficult interest rate environment.

•	Net income was $76.9 million and net income per share was $.39 for the second quarter of 2007.

•
During the second quarter of 2007, the Company recorded non-recurring, pre-tax charges of approximately $5.1 million (approximately $.02 per share, after tax), primarily related to legal costs associated with the investigation being conducted by the Office of the Comptroller of the Currency (OCC) and net losses related to the Company’s equity method investments.

•	Shareholder equity increased $366.4 million, or 15%, to $2.9 billion.

•	Book value per share grew 12% to $14.55.

Expansion Plans

The Commerce growth model includes the opening of new stores in both existing and new markets, with a goal of increasing the store base by approximately 15% a year.  During the first six months of 2007, the Company opened 14 new stores, including its first in Miami-Dade County, Florida.

•	In 2007, the Company expects to open a total of +/- 50 stores, which will increase total stores to approximately 480. Openings are planned in the following markets:

Metro New York 25 +/-
Metro Philadelphia10 +/-
Metro Washington5 +/-
Southeast Florida10 +/-

•
The Company has finalized its revised branch application process with the OCC and has received approval for one branch under the revised process.  Accordingly, the Company will submit additional branch applications.

The Commercial Bank

	6/30/07	6/30/06	$ Increase	% Increase
	(dollars in millions)
Commercial Core Deposits:	$17,319	$14,637	$2,682	18%
Commercial Loans:	10,332	8,995	1,337	15

Lending

Loans increased 15% to $16.4 billion from the second quarter of 2006, and the growth was widespread throughout all loan categories.

Regional Loan Growth:

	6/30/07	6/30/06	$ Increase	% Increase	% of Total Growth
	(dollars in millions)
Metro New York	$8,413	$7,104	$1,309	18%	63%
Metro Philadelphia	7,164	6,693	471	7	22
Metro Washington	286	119	167	140	8
Southeast Florida	505	358	147	41	7

Total:	$16,368	$14,274	$2,094	15%	100%

Loan Composition:

	6/30/07	% of Total	6/30/06	% of Total	$ Increase	% Increase
	(dollars in millions)
Commercial	$4,458	27%	$3,731	26%	$727	19%
Owner-Occupied RE	3,000	18	2,614	18	386	15
Total Commercial	7,458	45	6,345	44	1,113	18
Consumer	6,036	37	5,279	37	757	14
Commercial Real Estate	2,874	18	2,650	19	224	8
Total Loans	$16,368	100%	$14,274	100%	$2,094	15%

The loan-to-deposit ratio was 37% at June 30, 2007.

Asset Quality

	Quarter Ended
	6/30/07	3/31/07	6/30/06

Non-Performing Assets/Assets	.12%	.11%	.12%
Net Loan Charge-Offs	.18%	.16%	.06%
Reserve for Credit Losses/Gross Loans	1.04%	1.03%	1.04%
Non-Performing Loan Coverage	334%	351%	291%
Non-Performing Assets/Capital	2%	2%	2%
and Reserves

Non-performing assets and loans past due 90 days at June 30, 2007 totaled $56.9 million or .12% of total assets, versus $52.4 million, or .11% of total assets, at March 31, 2007 and $53.0 million, or .12% of total assets, at June 30, 2006.

Income Statement

	Three Months Ended			Six Months Ended
	6/30/07	6/30/06	% Change	6/30/07	6/30/06	% Change
	(dollars in thousands, except per share data)
Total Revenues:	$519,397	$461,893	12%	$1,011,804	$900,825	12%
Total Expenses:	387,895	333,784	16	750,680	649,118	16
Net Income:	76,903	79,520	(3)	154,839	156,817	(1)
Net Income Per Share:	$.39	$.41	(5)	$.79	$.82	(4)

Balance Sheet

	6/30/07	6/30/06	$ Increase	% Increase
	(dollars in millions)
Total Assets:	$48,176	$43,436	$4,740	11%
Total Loans (Net):	16,207	14,133	2,074	15
Core Deposits:	43,014	36,784	6,230	17
Total Deposits:	44,388	38,050	6,338	17

Deposit Growth

	6/30/07	6/30/06	$ Increase	% Increase
	(dollars in millions)
Core Deposits	$43,014	$36,784	$6,230	17%

Total Deposits	$44,388	$38,050	$6,338	17%

Regional Deposit Growth

 Core deposit growth by region is as follows:

	# of Stores	6/30/07	6/30/06	$ Increase	% Increase	Average Store Size	Annualized Growth/ Store
	(dollars in millions)
Northern New Jersey	144	$13,030	$11,388	$1,642	14%	$90	$12
New York City	59	7,217	5,596	1,621	29	122	30
Long Island/Westchester/CT	52	4,391	3,498	893	26	84	19
Metro New York	255	$24,638	$20,482	$4,156	20%	$97	$17
Metro Philadelphia	156	17,445	15,763	1,682	11	112	11
Metro Washington	19	542	280	262	94	29	19
Southeast Florida	12	389	259	130	50	32	14
Total Core Deposits	442	$43,014	$36,784	$6,230	17%	$97	$15
Total Deposits		$44,388	$38,050	$6,338	17%	$100	$15

Metro New York remains the Company’s largest and fastest growing market with core deposits of $24.6 billion, an increase of 20% over the second quarter of 2006, and an annualized core deposit growth per store of $17 million.  This market is expected to continue to lead the deposit growth of the Company.

Comparable Store Core Deposit Growth

Comparable store deposit growth is measured as the year-over-year percentage increase in core deposits for stores open one year or more at the balance sheet date.

	Core Deposit Growth

	Stores Open 1
	Year or More

	# of Stores	Comp Store Increase
Metro Philadelphia	149	11%
Northern New Jersey	132	13
New York City	48	29
Long Island/Westchester/CT	44	21
Metro Washington	8	66
Southeast Florida	8	29
Total	389	15%

Core Deposits

Core deposit growth by type of account is as follows:

	6/30/07	6/30/06	$ Change	% Change	2nd Quarter Cost of Funds
	(dollars in millions)
Demand	$9,377	$8,654	$723	8%	0.00%
Interest Bearing Demand	18,860	14,269	4,591	32	3.71
Savings	10,524	10,729	(205)	(2)	2.80
Subtotal	38,761	33,652	5,109	15%	2.60%

Time	4,253	3,132	1,121	36	4.49
Total Core Deposits:	$43,014	$36,784	$6,230	17%	2.78%

Core deposit growth by type of customer is as follows:

	6/30/07	% Total	6/30/06	% Total	$ Increase	% Increase
	(dollars in millions)
Consumer	$18,156	42%	$15,766	43%	$2,390	15%
Commercial	17,319	40	14,637	40	2,682	18
Government	7,539	18	6,381	17	1,158	18

Total	$43,014	100%	$36,784	100%	$6,230	17%

Net Income and Net Income Per Share

Net income totaled $76.9 million for the second quarter of 2007, compared to net income of $79.5 million for the second quarter of 2006.  On a diluted per share basis, net income for the second quarter of 2007 was $.39 compared to $.41 for the second quarter of 2006.

	Three Months Ended			Six Months Ended
	6/30/07	6/30/06	% Change	6/30/07	6/30/06	% Change
	(dollars in thousands, except per share data)
Net Income:	$76,903	$79,520	(3)%	$154,839	$156,817	(1)%
Net Income Per Share:	$.39	$.41	(5)	$.79	$.82	(4)

For the first six months of 2007, net income totaled $154.8 million, compared to $156.8 million for the first six months of 2006.

On a diluted per share basis, net income for the first six months of 2007 was $ .79 compared to $.82 for the first six months of 2006.

Net income and net income per share for the second quarter and first six months of 2007 were reflective of the continuing difficult interest rate environment and its impact on the Company’s net interest income, as well as increased FDIC assessments and certain non-recurring items.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter totaled $342.8 million, a 7% increase over the $318.9 million recorded a year ago, despite the continuing difficult interest rate environment.  For the first six months of 2007, the Company recorded net interest income of $675.8 million, an 8% increase over the $626.9 million earned in the first six months of 2006.  The increase in net interest income during the quarter and first six months was due to volume increases in interest earning assets resulting from the Company’s continued deposit growth.

The net interest margin for the second quarter of 2007 decreased slightly to 3.22%, compared to 3.27% for the first quarter of 2007, and was down 17 basis points from the 3.39% margin for the second quarter of 2006.  The year over year compression in net interest margin was primarily caused by the continuing difficult interest rate environment.

On a tax equivalent basis, the Company recorded $350.1 million in net interest income in the second quarter of 2007, an increase of $25.1 million or 8% over the second quarter of 2006.  Net interest income on a tax equivalent basis of $690.6 million was earned in the first six months of 2007, an increase of $51.8 million or 8% over the first six months of 2006.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued deposit growth.  The Company’s continuing ability to grow deposits produces net interest income growth, despite rate compression primarily caused by the continuing difficult interest rate environment.

	Net Interest Income
June 2007 vs. 2006	Volume Increase	Rate Change	Total Increase	% Increase
	(dollars in thousands)

Quarter	$44,950	$(19,826)	$25,124	8%
First Six Months	$95,718	$(43,897)	$51,821	8%

Non-Interest Income

Non-interest income for the second quarter of 2007 increased to $176.6 million from $143.0 million a year ago, a 24% increase.  Excluding net investment securities gains, non-interest income for the first six months of 2007 increased to $333.1 million from $274.0 million a year ago, a 22% increase.  The increases in non-interest income are primarily attributable to the increase in deposit charges and service fees of 28% for both the second quarter and first six months of 2007.

The growth in non-interest income for the second quarter and the first six months of 2007 is more fully depicted below:
	Three Months Ended			Six Months Ended
	6/30/07	6/30/06	% Change	6/30/07	6/30/06	% Change
	(dollars in thousands)

Deposit Charges & Service Fees	$116,913	$91,653	28%	$222,119	$173,934	28%
Other Operating Income:
Commerce Banc Insurance	23,084	20,573	12	45,734	42,517	8
Commerce Capital Markets	8,037	7,263	11	15,305	13,498	13
Operating Lease Revenue	4,797	3,475	38	10,051	6,977	44
Loan Brokerage Fees	2,641	2,183	21	5,603	4,119	36
Other	21,100	17,809	18	34,332	32,913	4
Total Other Operating Income	59,659	51,303	16	111,025	100,024	11
Subtotal	176,572	142,956	24	333,144	273,958	22
Net Investment Securities Gains	-	-	-	2,879	-	100
Total Non-Interest Income	$176,572	$142,956	24%	$336,023	$273,958	23%

Included in other operating income for the second quarter and first six months of 2007 are $2.5 million and $7.5 million, respectively, of net losses related to the Company’s equity method investments.

Non-Interest Expenses

Non-interest expenses for the second quarter of 2007 were $387.9 million, up 16% from $333.8 million a year ago.  Non-interest expenses for the first six months of 2007 were $750.7 million, up 16% from $649.1 million a year ago.  The increases in non-interest expenses for the second quarter and six months ended June 30, 2007 were widespread throughout non-interest expense categories, reflecting the Company’s store expansion program. The Company remains focused on controlling costs while continuing to execute its growth model.

Included in non-interest expenses are increased FDIC assessments of $6.5 million and $8.4 million for the second quarter and first six months of 2007, respectively, compared to the same periods a year ago.  Excluding these amounts, the Company’s non-interest expenses would have increased by 14% for both the second quarter and first six months from the prior year.

Non-interest expenses were also impacted by non-recurring charges of approximately $2.6 million and $3.8 million during the second quarter and first six months of 2007, respectively.  These non-recurring expenses were primarily legal costs incurred by the Company associated with the ongoing investigation being conducted by the OCC.

Investments

At June 30, 2007, total investments increased to $27.8 billion.  The available for sale and held to maturity portfolios totaled $13.2 billion and $14.6 billion, respectively.

None of the securities in the Company’s investment portfolio are backed by subprime mortgages.

Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio, excluding trading securities, at June 30, 2007.

Product Description	Available For Sale	Held to Maturity	Total
	(in millions)
Mortgage-backed Securities:
Federal Agencies Pass Through	$1,545	$1,950	$3,495
Certificates (AAA Rated)
Collateralized Mortgage	10,519	10,514	21,033
Obligations (AAA Rated)
Obligations of State and	1,157	2,122	3,279
Political Subdivisions/Other
Total	$13,221	$14,586	$27,807

Duration (in years)	3.73	4.36	4.06
Average Life (in years)	6.42	6.44	6.43
Quarterly Average Yield	5.74%	5.42%	5.57%

At June 30, 2007, the after tax depreciation of the Company’s available for sale portfolio was $123.8 million.

Capital Resources

Stockholders’ equity at June 30, 2007 increased to $2.9 billion, a $366.4 million increase, or 15% over stockholders’ equity of $2.5 billion at June 30, 2006.

Return on average stockholders equity (ROE) for the second quarter and six months ending June 30, 2007 and 2006 is shown in the table below:

Three Months Ended                                       Six Months Ended
6/30/07                         6/30/06                      6/30/07                      6/30/06
10.57%                         12.83%                      10.72%                      12.92%

At June 30, 2007, the Company’s book value per share was $14.55, a 12% increase over the book value per share of $12.96 at June 30, 2006.

The Company’s capital ratios at June 30, 2007 were as follows:

		Regulatory Guidelines
	Commerce	“Well Capitalized”

Leverage Ratio	6.06%	5.00%
Tier I	11.72%	6.00%
Total Capital	12.43%	10.00%

Shareholder Returns

		June 30, 2007
		Commerce	S & P Index

1	Year	5%	21%
5	Years	12%	11%
10	Years	21%	7%

New Stores

During the second quarter of 2007, the Company added 5 new stores, increasing the total stores to 442.  During the last three years, the Company has added 153 of its 442 stores.  At June 30, 2007 deposits for the Company’s 153 stores opened during the last three years totaled $6.6 billion.

Stores opened during the second quarter were as follows:

Metropolitan New York

Location	County

Franklin Square	Nassau (NY)
Garnerville	Rockland (NY)
Lakewood	Ocean (NJ)

Metropolitan Washington, D.C.

Location	County

Silver Spring	Montgomery (MD)

Southeastern Florida

Location	County

Palm Beach/South County	Palm Beach (FL)

Forward-Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance or other forward looking statements to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company’s non-interest or fee income being less than expected; the ability to maintain the growth and further development of the Company’s community-based retail branching network; unanticipated regulatory or judicial proceedings (including those regulatory and other approvals necessary to open new stores); changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to differ materially from the future results, performance or achievements the Company has anticipated in such forward-looking statements.  You should note that many factors could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained in this document.